Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
July 24, 2009	Cynthia Jamison: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Reports Second Quarter Financial Results

Greenville, S.C. – Palmetto Bancshares, Inc. reported a net loss for the second quarter of 2009 of $17.9 million, compared to net income of $2.0 million reported for the first quarter of 2009, resulting in a year-to-date 2009 net loss of $15.9 million. The net loss in the second quarter was driven primarily by an increase in the provision for loan losses to address deterioration in the credit quality of the loan portfolio and related real estate collateral values during the quarter, and an increase in FDIC insurance premiums, including an incremental premium due to the industry-wide FDIC special assessment to bolster the FDIC insurance fund.

“Like many banks, our financial results for the second quarter reflect the continuing impact of the extended recession,” said Sam Erwin, Chief Executive Officer and President of The Palmetto Bank. “Many of our loan customers, in particular those with loans related to real estate development, have been severely impacted by the continued deterioration in the economy and reductions in property values. When our customers suffer, we also suffer.”

In response to the current economic environment and the Company’s financial results for the second quarter, in June the Company adopted and began executing a proactive and aggressive Strategic Project Plan to address these issues. Erwin continued, “We believe that the actions we are taking position us to manage through these challenging times. During the remainder of 2009, we are keenly focused on executing the Plan, which will help us put these issues behind us as soon as possible. It is our hope that our hard work, along with improvement in the economy and the real estate markets, will help our borrowers weather this storm and start our road to recovery and return to profitability.”

Leon Patterson, Chairman and Chief Executive Officer of Palmetto Bancshares, Inc., added, “Our Company has a strong franchise of 29 branches in the Upstate of South Carolina. Our focus is to continue to provide excellent service to our customers and to provide the products and services that have led to the success of the Company for the past 102 years.”

Serving customers for more than 102 years in the Upstate, The Palmetto Bank (www.palmettobank.com) manages over $2 billion in assets including Retail and Commercial Banking, Trust, Brokerage and Mortgage. The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York.

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Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements and factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) statements with respect to Palmetto Bancshares’ plans, objectives, expectations and intentions and other statements that are not historical facts; (3) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the company; and (5) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). Palmetto Bancshares does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.